UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2012

CONSOLIDATED-TOMOKA LAND CO.

(Exact name of registrant as specified in its charter)

Florida	001-11350	59-0483700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100

Daytona Beach, Florida 32117

(386) 274-2202

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 27, 2012, Consolidated-Tomoka Land Co. (the “Company”) entered into that certain Credit Agreement (the “Agreement”), by and among the Company, as Borrower, the subsidiaries of the Company party thereto, as Guarantors, the financial institutions party thereto, as Lenders, and Bank of Montreal, as Administrative Agent, Swing Line Lender and L/C Issuer.

The Agreement consists of a $46.0 million revolving credit facility with a maturity date of February 27, 2015, subject to a one-year extension at the option of the Company. The indebtedness outstanding under the Agreement accrues interest at a rate ranging from LIBOR plus 175 basis points to LIBOR plus 250 basis points, with the spread over LIBOR based on a ratio of the Company’s total indebtedness to total asset value. Under an accordion feature, the Company has the option to expand the borrowing capacity under the Agreement to $75.0 million. The indebtedness outstanding under the Agreement is unsecured and is guaranteed by certain subsidiaries of the Company.

The Agreement replaces (i) that certain Master Loan and Security Agreement, dated May 31, 2002 (as amended, the “Old Revolver Agreement”), by and among the Company, as Borrower, and SunTrust Bank, as Lender, and (ii) that certain Master Loan and Security Agreement, dated July 1, 2002, by and among the Company, as Borrower, and SunTrust Bank, as Lender (as amended, the “Old Term Loan Agreement” and, together with the Old Revolver Agreement, the “Old Agreements”), which agreements terminated as of February 27, 2012. The Old Revolver Agreement consisted of a $25.0 million revolving credit facility with a maturity date of June 27, 2014. The outstanding indebtedness under the Old Revolver Agreement accrued interest at LIBOR plus 250 basis points. The Old Term Loan Agreement consisted of a term loan with approximately $5.5 million outstanding thereunder as of the date of termination with a maturity date of July 1, 2012. The outstanding indebtedness under the Old Term Loan Agreement accrued interest at LIBOR plus 125 basis points. The indebtedness outstanding under the Old Agreements was secured by certain assets of the Company and certain of the Company’s subsidiaries.

The Agreement contains restrictive covenants, customary for this type of transaction, including, but not limited to, limitations on the Company’s ability to (a) incur indebtedness, (b) make certain investments, (c) incur certain liens, (d) engage in certain affiliate transactions, and (e) engage in certain major transactions such as mergers. In addition, the Company is subject to various financial maintenance covenants, including, but not limited to, a maximum indebtedness ratio, a maximum secured indebtedness ratio, and a minimum fixed charge coverage ratio. The Agreement also contains affirmative covenants and events of default, including, but not limited to, a cross default to the Company’s other indebtedness and the occurrence of a change of control. The Company’s failure to comply with these covenants, or the occurrence of an event of default, could result in acceleration of the Company’s debt and other financial obligations under the Agreement. The Old Agreements also contained restrictive covenants and events of default.

The foregoing does not constitute a complete summary of the terms and conditions of the Agreement, which is attached hereto as Exhibit 10.1, or of the Old Agreements, including the amendments thereto, which were filed with the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. The description contained herein of the terms and conditions of the Agreement and Old Agreements is qualified in its entirety by reference to the Agreement and Old Agreements, respectively.

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 is included in Item 1.01 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibits are included in the Form 8-K:

Exhibit	Description of Exhibit

Exhibit 10.1	Credit Agreement, dated February 27, 2012, by and among Consolidated-Tomoka Land Co., as Borrower, the subsidiaries of Consolidated-Tomoka Land Co. party thereto, as Guarantors, the financial institutions party thereto, as Lenders, and Bank of Montreal, as Administrative Agent, Swing Line Lender and L/C Issuer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED-TOMOKA LAND CO.

Date: March 1, 2012	By:	/s/ Bruce W. Teeters
Bruce W. Teeters
Senior Vice President – Finance and Treasurer Chief Financial Officer